UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was distributed to employees of GCP Applied Technologies Inc. on January 13, 2020.

Dear All,

I would like to tell you of a development regarding the election of members of our Board of Directors that takes place every year at GCP’s annual stockholders’ meeting. As you may have seen, we issued a news release today in response to the nomination of nine candidates for election to GCP’s Board by one of our stockholders, Starboard Value LP. Starboard Value has been an investor in GCP since 2018.

We are committed to maintaining an independent, diverse and experienced Board and believe our directors have the knowledge, skills and expertise to support the execution of our strategy. As we focus on driving enhanced performance and continuing the positive momentum we are seeing across the business, we will continue open communication with our stockholders, including Starboard, about how best to support those objectives and create value for all of our stockholders.

There may be additional public discussion about Starboard and GCP by the media and other outside parties in the months leading up to our annual stockholders’ meeting. I will communicate any additional important developments on this front. In the meantime, I want to emphasize that it is business as usual for all of us at GCP. The most important thing you can do is stay focused on your day-to-day responsibilities and continuing to serve our customers, execute our strategy and hit our targets.

If you receive any calls from outside the company, please forward them to Joseph DeCristofaro at (617) 498-2616 or joseph.decristofaro@gcpat.com.

On behalf of the Board and management team, thank you for your continued dedication to GCP.

Sincerely,

Randy